Exhibit 99.4

Ferguson Enterprises Inc.: Establishment of new corporate structure, cancellation of Ferguson plc listing and admission of Ferguson Enterprises Inc. common stock

August 1, 2024

NEWPORT NEWS, Va.—(BUSINESS WIRE)—Ferguson Enterprises Inc. announces the completion of the previously announced transaction to establish a new corporate structure to domicile the Ferguson plc group’s ultimate parent company in the United States. As a result of the transaction, Ferguson Enterprises Inc., a Delaware corporation (“the Company”), is now the new parent company of the Ferguson plc group.

On August 1, 2024, Ferguson plc implemented the new corporate structure by completing the merger (the “Merger”) of Ferguson (Jersey) 2 Limited (“Merger Sub”), a newly formed Jersey incorporated private limited company and direct, wholly owned subsidiary of the Company, with and into Ferguson plc, with Ferguson plc surviving the Merger as a direct, wholly owned subsidiary of the Company and Merger Sub ceasing to exist, on the terms and subject to the conditions of the Merger Agreement, dated as of February 29, 2024, by and among the Company, Merger Sub and Ferguson plc.

Pursuant to the Merger, at 12:01 a.m. Eastern Time / 5:01 a.m. UK time on August 1, 2024, Ferguson plc shareholders received one share of common stock in the Company in place of each Ferguson plc ordinary share held by them at 6:00 p.m. Eastern Time / 11:00 p.m. UK time on July 31, 2024.

In connection with the Merger, with effect from 3:00 a.m. Eastern Time / 8:00 a.m. UK time today: (i) the listing of all 201,343,253 existing Ferguson plc ordinary shares on the equity shares (international commercial companies secondary listing) category of the Official List of the Financial Conduct Authority (“FCA”) was cancelled and those existing Ferguson plc ordinary shares ceased to be admitted to trading on the London Stock Exchange plc’s (“LSE”) main market for listed securities; and (ii) 201,343,253 shares of common stock of the Company were admitted to the equity shares (international commercial companies secondary listing) category of the Official List of the FCA and to trading on the LSE’s main market for listed securities. It is also anticipated that on August 1, 2024 Ferguson plc’s ordinary shares will cease trading on the New York Stock Exchange (“NYSE”) and the Company’s common stock will commence trading on the NYSE.

The Company’s common stock will trade on the NYSE and the LSE under the symbol “FERG”, the same symbol that has attached to Ferguson plc’s ordinary shares.

As of August 1, 2024, Ferguson plc has also been re-registered as a private company incorporated in Jersey, Channel Islands, and has changed its name from Ferguson plc to Ferguson (Jersey) Limited.

Important Information for Investors and Shareholders

THIS ANNOUNCEMENT AND THE INFORMATION HEREIN IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION TO PERSONS, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO OR FROM ANY JURISDICTION IN WHICH SUCH RELEASE, PUBLICATION OR DISTRIBUTION WOULD BREACH ANY APPLICABLE LAW.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy or exchange any securities or a solicitation of any vote or approval in any jurisdiction. It does not constitute a prospectus or prospectus equivalent document. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Ferguson

Ferguson (NYSE: FERG; LSE: FERG) is the largest value-added distributor serving the specialized professional in our $340B residential and non-residential North American construction market. We help make our customers’ complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more. Headquartered in Newport News, Va., Ferguson has sales of $29.7 billion (FY’23) and approximately 35,000 associates in 1,700 locations. For more information, please visit corporate.ferguson.com.

For further information please contact:

Investor Inquiries

Brian Lantz

Vice President, IR and Communications

+1 224 285 2410

Pete Kennedy

Director, Investor Relations

+1 757 603 0111

Media Inquiries

Christine Dwyer

Senior Director, Communications and Public Relations

+1 757 469 5813